Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Park National Corporation:

Form S-8 No.  33-92060
Form S-8 No.  333-52653
Form S-8 No.  333-59360
Form S-8 No.  333-59378
Form S-8 No.  333-91178
Form S-8 No.  333-115136
Form S-8 No.  333-126875
Form S-3 No.  333-156887
Form S-3 No.  333-159454
Form S-8 No.  333-168334

of our report dated February 28, 2011, with respect to the consolidated financial statements of Park National Corporation and the effectiveness of internal control over financial reporting, which report is incorporated by reference from Park National Corporation’s 2010 Annual Report to Shareholders in this Annual Report on Form 10-K of Park National Corporation for the year ended December 31, 2010.

/s/ Crowe Horwath LLP

Columbus, Ohio
February 28, 2011